Exhibit 99.1

Investor Contact:	Laura Graves
Polycom, Inc.
925.924.5630
laura.graves@polycom.com

Press Contact:	Shawn Dainas
Polycom, Inc.
925.924.5676
shawn.dainas@polycom.com

Polycom Announces Preliminary Financial Results for Q1 2012

PLEASANTON, Calif. – April 5, 2012 – Polycom, Inc. (NASDAQ: PLCM), the global leader in open standards-based unified communications (UC), today announced preliminary financial results for the first quarter of 2012.

The Company expects to report net revenues for the quarter ended March 31, 2012, in the range of $364 million to $370 million, compared with net revenues of $344 million in the first quarter of 2011.

“We estimate that we grew quarterly revenues approximately 7 percent year-over-year, with each region recording increases. However, the growth rate was below our overall expectations, driven primarily by shortfalls in Asia Pacific and North America,” said Andrew Miller, President and CEO. “Polycom’s current operating model assumes a higher level of revenue growth, and we will analyze our assumptions between now and our regularly scheduled call on April 18th.”

The Company expects to report earnings per diluted share for the first quarter of 2012 in the range of $0.07 to $0.09 on a GAAP basis, compared with $0.19 per diluted share on a GAAP basis in the first quarter of 2011, and between $0.21 to $0.23 on a non-GAAP basis, compared with $0.24 on a non-GAAP basis per diluted share for the comparable period last year. The reconciliation of the preliminary range of GAAP net income per diluted share to the preliminary range of non-GAAP net income per diluted share for the three months ended March 31, 2012, and the reconciliation of GAAP net income per diluted share to non-GAAP net income per diluted share for the three months ended March 31, 2011, is provided at the end of this press release.

By region, the Company’s preliminary quarterly revenue results are:

•	Americas growth of 1 to 3 percent year-over-year

•	Europe, Middle East, and Africa growth of 15 to 17 percent year-over-year

•	Asia Pacific growth of 5 to 8 percent year-over-year

By product line, the Company’s preliminary quarterly revenue results are:

•	UC Group Systems up 4 to 6 percent year-over-year

•	UC Personal Devices up 7 to 9 percent year-over-year

•	Network Infrastructure up 11 to 14 percent year-over-year

These preliminary results are based on management’s initial analysis of operations for the quarter ended March 31, 2012. Polycom will announce the final results for the first quarter on April 18, 2012.

Preliminary First Quarter 2012 Financial Results Conference Call

Polycom will hold a brief conference call today at 8:00 a.m. ET/5:00 a.m. PT to discuss its preliminary first quarter financial results. Andrew Miller, President and CEO, and Eric Brown, Chief Operating Officer and Chief Financial Officer, will host the call. There will not be a question and answer session after the call. For callers in the U.S. and Canada, you may participate by calling 800.268.5851 and for callers outside of the U.S. and Canada, by calling 303.223.2681. The pass code for the call is “Polycom”. A replay of the call will also be available through April 18, 2012 at www.polycom.com or, for callers in the U.S. and Canada, at 800.633.8284 and for callers outside of the U.S. and Canada, at 402.977.9140. The access number for the replay is 21587857.

First Quarter 2012 Financial Results Conference Call

The Company will announce its final results for the first quarter after the market close on April 18, 2012. Polycom will hold a conference call at 5:00 p.m. ET/2:00 p.m. PT to discuss its first quarter financial results. Andrew Miller, President and CEO, and Eric Brown, Chief Operating Officer and Chief Financial Officer, will host the call. For callers in the U.S. and Canada, you may participate by calling 800.736.7549 and for callers outside of the U.S. and Canada, by calling 212.231.2916. The pass code for the live call is “Polycom”. A replay of the call will also be available at www.polycom.com or, for callers in the U.S. and Canada, at 800.633.8284 and for callers outside of the U.S. and Canada, at 402.977.9140. The access number for the replay is 21583526.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding the expected ranges for revenues and GAAP and non-GAAP earnings per share for the first quarter of 2012. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including accounting and other adjustments that may be made to the preliminary financial results for the first quarter of 2012 prior to the actual results being announced. Polycom disclaims any intent or obligations to update these forward-looking statements.

About Polycom

Polycom is the global leader in standards-based unified communications (UC) solutions for telepresence, video, and voice, powered by the Polycom® RealPresence® platform. The RealPresence platform interoperates with the broadest range of business, mobile and social applications and devices. More than 400,000 organizations trust Polycom solutions to collaborate and meet face to face from any location for more productive and effective engagement with colleagues, partners, customers and prospects. Polycom, together with its broad partner ecosystem, provides customers with the best TCO, scalability, and security – on-premises, hosted or cloud delivered. Visit www.polycom.com or connect with Polycom on Twitter, Facebook, and LinkedIn.

© 2012 Polycom, Inc. All rights reserved. POLYCOM®, the Polycom “Triangles” logo and the names and marks associated with Polycom’s products are trademarks and/or service marks of Polycom, Inc. and are registered and/or common law marks in the United States and various other countries. All other trademarks are property of their respective owners.

POLYCOM, INC.

Reconciliation of GAAP net income per diluted share to

Non-GAAP net income per diluted share

(Unaudited)

	Three months ended
	March 31, 2012		March 31, 2011
	(Preliminary)		(As Reported)
	Low end of range	High end of range
GAAP net income per diluted share	$0.07	$0.09	$0.19
Stock-based compensation expense	0.10	0.10	0.06
Amortization of purchased intangibles	0.04	0.04	0.03
Acquisition-related costs	0.01	0.01	0.01
Restructuring costs	0.02	0.02	0.01
Officer indemnification	—	—	0.01
Impact of multi-year tax audit	—	—	(0.04)
Income tax effect of above adjustments	(0.03)	(0.03)	(0.03)

Non-GAAP net income per diluted share	$0.21	$0.23	$0.24

GAAP to non-GAAP Reconciliation

To supplement our consolidated financial statements presented on a GAAP basis, Polycom uses non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain costs, expenses, gains, and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Polycom’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses, or other charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.